DISTRIBUTION SERVICES AGREEMENT

THIS AGREEMENT made this 12th day of July, 2023, by and between Dhandho Funds LLC, a Delaware limited liability company (the "Adviser"), and Quasar Distributors, LLC, a Delaware limited liability company (the "Distributor").

WHEREAS, the Distributor and Professionally Managed Portfolios (the "Trust") have entered into a distribution agreement dated as of January 3, 2023, as amended (the "Distribution Agreement"), whereby the Distributor acts as the principal underwriter of certain series of the Trust that are advised or sub-advised by the Adviser and are listed in Exhibit A to the Distribution Agreement (the "Funds").

WHEREAS, the Adviser has agreed to compensate the Distributor to the extent that the Funds are not authorized to so compensate the Distributor.

NOW THEREFORE, the Adviser and the Distributor hereby agree as follows:

1.    Compensation and Expenses. The Distributor has agreed to provide the services set forth in the Distribution Agreement, which is attached hereto as Exhibit A, and the Adviser has agreed to pay the Distributor the compensation set forth in Exhibit B.

2.    Term and Termination.

(a)    This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the Distribution Agreement, and will terminate automatically upon any termination of the Distribution Agreement; provided, however, that, notwithstanding such termination of the Distribution Agreement, the Adviser will continue to pay to Distributor all fees and expenses to which Distributor is entitled pursuant to the Distribution Agreement for services performed through such termination date.
(b)    This Agreement may be terminated by the Adviser upon 60 days' written notice to the Distributor in the event the Adviser no longer serves as investment adviser to the Funds; provided that prior to or on such termination date, the Adviser pay to Distributor all compensation due as of such termination date.

3.    Limitation of Liability. The Distributor shall not be liable to the Adviser for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement.

4.    Payment of Fees to Financial Intermediaries. Adviser acknowledges and agrees that the Distributor may enter into, assume, or become a party to certain agreements ("Non-Standard Dealer Agreements") which require the Distributor to pay fees or make payments in excess of funds made available to the Distributor through the Funds' 12b-1 Plan ("Fees"). To the extent that the Distributor is required to pay Fees under any Non-Standard Agreement, the Adviser hereby agrees to make all such payments. Adviser hereby agrees to pay all such Fees required pursuant to such Non-Standard Agreements, including the reimbursement of any costs and expenses of the applicable financial intermediary, to the Distributor at least 10 days in advance of the date on

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which such payments are due from Distributor to the applicable financial intermediary, or in the alternative, to pay such Fees directly to the applicable financial intermediary on or before the date on which such payments are due.

5.    Notices. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Distributor:	(ii) If to the Adviser:
Quasar Distributors, LLC	Dhandho Funds LLC
Attn: Legal Department	Attn: Fahad Missmar
Three Canal Plaza, Suite 100	1250 S. Capital of Texas Highway, Suite 1-520
Portland, ME 04101	Austin, TX 78746
Telephone: (207) 553-7110	Telephone: 512.999.7110
Email:legal@foreside.com	Email: fmissmar@,dhandhofunds.com

6.    Transfer Agent

The Distributor and the Adviser agree that in the course of the Distributor's services that the Distributor may need information from time to time from the transfer agent ("Transfer Agent") as depicted below. The Adviser shall promptly notify the Distributor in writing of any changes to the Transfer Agent or its contact information.

U.S. Bank Global Fund Services
P.O. Box 701 •
Milwaukee, WI 53201
800-236-4424

7.    Assignment. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.    Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware.

9.    Miscellaneous.

(a)    Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)    This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

(c)    If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.

(d)    This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(e)    No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(f)    Invoices for fees and expenses due to Distributor hereunder and as set forth in Exhibit B hereto shall be sent by Distributor to the address furnished above in Section 5(ii) unless and until changed by Adviser (Adviser to provide reasonable advance notice of any change of billing address to Distributor).

(g)    This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

DHANDHO FUNDS LLC	QUASAR DISTRIBUTORS, LLC

By: /s/ Fahad Missmar	By: /s/ Teresa Cowan
Name: Fahad Missmar	Name: Teresa Cowan
Title: Sr. VP	Title: President
Date: 7/12/2023	Date: 7.12.23

EXHIBIT A

Distribution Agreement

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EXHIBIT B

Compensation

DISTRIBUTION SERVICES FEES

Name	Price		Term
Implementation Fee	$[___] Payable upon execution		One-time service
Legal Underwriting - Mutual Fund	Asset fee1, subject to an annual minimum of $[__] per Fund. Asset fee breakdown:		Annually recurring
	Up to $[__]:	[__] basis point
	$[__] to $[__]:	[__] basis point
	Over $[__]:	[__] basis point
Review of Fund Marketing Material	$[__] standard review $[__] per page/minute $[__] expedited review		Standard fee per communication piece for the first 10 pages (minutes if audio or video)
	$[__] per page/minute		Fee after 10 pages/minutes
Expedited fee per communication piece requiring 24 hour expedited review for the first 10 pages (minutes if .audio or video)
Fee after 10 pages/minutes (expedited)
Rule 12b-1 processing	$[__] Fee per Fund		Annually recurring

1Asset Fee based on total assets in the Funds (calculated and billed monthly).
Fees are subject to a 5% annual increase based on the Effective Date of the Agreement.

OUT-OF-POCKET EXPENSES

Reasonable out-of-pocket expenses incurred by the Distributor in connection with the services provided pursuant to the Distribution Agreement. Such expenses may include, without

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limitation, regulatory filing fees; marketing materials regulatory review fees; communications; postage and delivery service fees; bank fees; reproduction and record retention fees; travel, lodging and meals.

Notes:

Fees will be calculated and payable monthly.

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